GameStop Reminds Holders of October 30, 2026 Warrant Expiration Date
October 19, 2026

GRAPEVINE, Texas – (BUSINESS WIRE) –– GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today reminds holders that its warrants to purchase shares of Class A common stock (“Common Stock”) will expire at 5:00 p.m., New York City time, on October 30, 2026. Each warrant is exercisable for one share of Common Stock at an exercise price of $32.00 in cash. Warrants not exercised by that time will expire worthless.
In connection with the foregoing expiration, the warrants will cease trading under the symbol “GME WS” on the New York Stock Exchange (the “NYSE”) before the markets open on October 30, 2026. Holders wishing to exercise their warrants should contact their broker (or, if their warrants are held in a registered account with the Company’s transfer agent, Computershare) sufficiently in advance of the expiration date to confirm applicable exercise instructions and deadlines. Brokers may impose earlier exercise deadlines.
As an accommodation to warrant holders who are unable to deliver their warrants by the expiration deadline, the Company will permit exercises using a Notice of Guaranteed Delivery. The Notice, together with payment of the $32.00 per warrant exercise price, must be received before 5:00 p.m., New York City time, on October 30, 2026, and the warrants must then be delivered by 5:00 p.m., New York City time, on November 2, 2026.
The NYSE confirmed with the Company that it intends to file a Form 25 with the Securities and Exchange Commission to effect the delisting of the warrants and the deregistration of the warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended.
The Company’s Common Stock will continue to trade on the NYSE under the symbol “GME.”
Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on GameStop’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties and changes in circumstances that may cause actual results to differ materially, including market risks, trends and conditions. These and other risks are more fully described in GameStop’s filings with the Securities and Exchange Commission, including the “Risk Factors” sections of its Annual Report on Form 10-K for the fiscal year ended January 31, 2026 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2026 and August 1, 2026. Forward-looking statements speak only as of the date of this press release, and GameStop disclaims any obligation to update them.

Contacts
GameStop Corp. Investor Relations
(817) 424-2001
ir@gamestop.com
Source: GameStop Corp.

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